EXHIBIT 99.1

Qumu Software Reports Record Revenue Quarter

Software Revenue of $8.4 Million Up 74% YoY
Contracted Commitments Up 117% YoY to $7.4 Million
Guidance for 2014 Contracted Commitments Growth Rate Increased to Greater than 50%
Conference Call Today at 4:30 p.m. ET

Minneapolis, MN – July 30, 2014 – Qumu Corporation (NASDAQ: QUMU) today reported software revenue of $8.4 million for the second quarter ended June 30, 2014. The revenue set a quarterly record for the Company’s software product line, was up 74% as compared to the second quarter of 2013, and up 114% over the first quarter of 2014. Software contracted commitments for the quarter were up 117% over the second quarter of last year to $7.4 million and the software contracted commitment backlog ended the quarter at $26.0 million.

“We achieved several milestones during the second quarter,” said Sherman L. Black, president and CEO. “Qumu generated higher software revenues than in any other quarter in our history and contracted software commitment growth was very strong. We also completed the successful sale of our Rimage disc publishing business. This quarter’s strong performance begins to demonstrate the top line potential of our software business. The market for enterprise video continues to grow and we believe the total annual market opportunity can exceed one billion dollars. With our demonstrated success in closing Global 1000 accounts as well as our unique hybrid cloud offering, Qumu continues to be the clear market leader in this emerging segment. Our entire organization is energized and more focused than ever on executing the plan to capitalize on the enterprise video opportunity to generate higher returns to shareholders.”

Qumu Software Second Quarter Highlights
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Software revenues were $8.4 million, up 74% from $4.8 million in the second quarter of 2013. During the quarter, the Company recognized the first revenue from the $9.5 million Video-as-a-Service contract announced in March 2014. Investments in product localization and global capabilities started to yield results as the first revenue in Japan was recognized during the quarter. In addition Qumu won several new customers in the second quarter, including a major financial services organization. For the first half of 2014, software revenues were $12.3 million.

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Contracted commitments for the second quarter of 2014 were $7.4 million, an increase of $4.0 million, or 117% from the second quarter of 2013. For the first six months of 2014, contracted commitments were $21.6 million, up 177% from the first half 2013 level of $7.8 million.

•	Backlog at June 30, 2014 was $26.0 million, slightly below the previous record of $27 million set on March 31, 2014. Backlog at June 30, 2013 stood at $11.1 million.
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Software gross margins were 50% during the second quarter, up from 35% during the first quarter of 2014. The primary driver for the sequential improvement was the higher revenue reported in the quarter and an improved sales mix of higher margin perpetual revenue. Second quarter software gross margins were down from last year’s second quarter gross margin of 70% due to less perpetual revenue in our sales mix and a higher proportion of lower margin hardware revenue as part of our deal mix, as well as, increased service costs to support the Company’s growth.

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Software operating expenses were $9.8 million in the second quarter, an increase of $2.4 million from the second quarter of 2013. The primary driver of the increase compared to last year was an increase in sales and marketing costs resulting from additional headcount and increased spending on marketing programs.

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Operating expenses for all comparable periods now include all of the G&A costs for the ongoing software business, costs that were previously partially absorbed by the disc publishing business, which is now reported as a discontinued operation. The additional cost being absorbed by the ongoing software business was approximately $0.6 million in the second quarter of 2014.

•	The second quarter 2014 operating loss for the software business was $5.7 million. For the first half of 2014, the software operating loss was $13.0 million.
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The cash and marketable securities balance at June 30, 2014 was $40.0 million, down $6.5 million from the end of Q1 2014. The primary drivers of this decline were the second quarter loss reported which included $1.0 million of disc publishing transaction expenses, and an increase in working capital investment due to the rapid growth of the Company’s software business.

Discontinued Operations and Consolidated Second Quarter Financial Results

On July 1, 2014 Qumu closed an all-cash transaction selling the Rimage disc publishing business to Redwood Acquisition, Inc., a wholly-owned subsidiary of Equus Holdings, Inc. As a result of this transaction, the disc publishing results have been classified as discontinued operations for second quarter and full year 2014 in accordance with GAAP. In addition, prior year financial results have been restated to show disc publishing as a discontinued operation. The total revenues and operating income reported reflect the financial results from the Company’s ongoing software business. The disc publishing financial results are reflected in one line item as net income from discontinued operations reported below net loss from continuing operations on the Company’s condensed consolidated statement of operations. For the second quarter, the net income from discontinued operations was $2.2 million. For the first half of 2014, the net income from discontinued operations was $5.6 million. Included in the second quarter and first half discontinued operations results were $1.0 million and $1.2 million of disc publishing sale transaction expenses, respectively. On a consolidated basis, including both continuing and discontinued operations, the second quarter 2014 net loss was $3.4 million or ($0.39) per share. Through June 30, 2014, the net loss, on a consolidated basis, was $7.4 million or ($0.85) per share.

Financial Guidance

For 2014, the Company has raised its guidance for annual software contracted commitments from a range of 40% to 50% growth to greater than 50% growth compared to 2013. Management continues to believe that software revenues will increase over the next few quarters on a year over year basis. However, as previously disclosed, software revenue will vary quarter to quarter based on the type of contract Qumu enters into with each customer. Perpetual contracts generally result in revenue recognized closer to contract commitment date while term–based contracts result in most of the revenue being recognized over the period of the contract. Acknowledging the potential for quarterly variation, the Company continues to anticipate growth in its software revenues of at least 30% over 2013 revenues. The sale of the disc publishing business closed on July 1, 2014 so the financial impact of the sale will be reported in the third quarter results. The Company expects to end the third quarter of 2014 with a cash and marketable securities balance of between $50 million and $53 million.

The Company defines contracted commitments as the dollar value of signed customer purchase commitments.

Conference Call
The Company has scheduled a conference call and webcast to review its second quarter results today, July 30, 2014 at 4:30 p.m. Eastern Time. The dial-in number for the conference call is is 888-430-8709 for domestic participants and 719-457-2645 for international participants. Investors can also access a webcast of the live conference call by linking through the investor relations section of the Qumu website, www.qumu.com. Webcasts will be archived on Qumu’s website.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Such forward-looking statements include, for example, statements about: the Company’s future revenue and operating performance, future product mix or the timing of recognition of revenue, the demand for the Company’s products or software, the effect of changes in technology, the development and marketing of new products, risks related to Qumu’s ability to operate its retained software business following the sale of the disc publishing business on July 1, 2014; and the challenges associated with transitioning the software business and disc publishing business to separate, stand alone operations following the sale. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

About Qumu
Qumu Corporation (NASDAQ: QUMU) provides the tools businesses need to create, manage, secure, distribute and measure the success of their videos. Qumu’s innovative solutions release the power in video to engage and empower employees, partners and clients. Qumu helps thousands of organizations around the world realize the greatest possible value from video and other rich content they create and publish. Whatever the audience size, viewer device or network configuration, Qumu solutions are how business does video. Additional information can be found at www.qumu.com.

Investor Contacts:
James Stewart, CFO
Qumu Corporation
952/683-7878

Doug Sherk
EVC Group
415/652-9100

QUMU CORPORATION
Selected Consolidated Financial Information
(unaudited - in thousands, except per share data)

Condensed Consolidated Statements of Operations Information:

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Revenues	$8,404	$4,829	$12,333	$9,178
Cost of revenues	4,242	1,455	6,781	3,222
Gross profit	4,162	3,374	5,552	5,956
Operating expenses:
Research and development	2,264	2,241	4,288	4,551
Selling, general and administrative	7,421	5,013	13,938	10,583
Amortization of purchased intangibles	156	156	313	313
Total operating expenses	9,841	7,410	18,539	15,447
Operating loss	(5,679)	(4,036)	(12,987)	(9,491)
Other expense, net	4	(8)	(11)	11
Loss before income taxes	(5,675)	(4,044)	(12,998)	(9,480)
Income tax expense	6	17	17	19
Net loss from continuing operations	(5,681)	(4,061)	(13,015)	(9,499)
Net income from discontinued operations	2,233	2,110	5,638	3,571
Net loss	(3,448)	(1,951)	(7,377)	(5,928)

Net loss from continuing operations per basic and diluted share	$(0.65)	$(0.47)	$(1.49)	$(1.09)
Net income from discontinued operations per basic and diluted share	$0.26	$0.24	$0.65	$0.41
Net loss per basic and diluted share	$(0.39)	$(0.22)	$(0.85)	$(0.68)

Basic and diluted weighted average shares outstanding	8,748	8,687	8,724	8,685

Non-Cash Charges Included in Continuing Operations:

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Depreciation	$173	$153	$331	$296
Amortization of intangibles
Cost of revenues	140	140	280	280
Amortization of purchased intangibles	156	156	313	313
Equity compensation
Cost of revenues	11	5	18	11
Research and development	59	106	117	239
Selling, general and administrative	365	242	649	550

Condensed Consolidated Balance Sheet Information:

	Balance as of
	June 30, 2014	December 31, 2013

Cash and marketable securities	$40,022	$50,958
Receivables	8,033	3,458
Inventories	159	120
Current assets from discontinued operations	15,082	14,066
Total current assets	67,540	71,774
Property and equipment, net	1,452	1,369
Non-current assets from discontinued operations	4,006	4,430
Total assets	84,007	89,171
Current liabilities from continuing operations	10,902	11,260
Current liabilities from discontinued operations	12,611	11,793
Non-current liabilities from continuing operations	2,221	900
Non-current liabilities from discontinued operations	2,172	2,637
Qumu stockholders’ equity	56,101	62,581